UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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MUELLER WATER PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 22, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mueller Water Products, Inc., a Delaware corporation (the “Company”), will be held at 10:00 A.M., local time, on Thursday, March 22, 2007 at the Four Seasons Hotel, 75 14th Street, N.E., Atlanta, Georgia 30309, for the following purposes:

1.                to elect nine members to the Board of Directors to serve for the ensuing year;

2.                to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Holders of record of the Company’s common stock at the close of business on January 25, 2007, the “record date” for voting at the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The Annual Report of the Company for the year ended September 30, 2006 is enclosed.

By Order of the Board of Directors
ROBERT BARKER
Corporate Secretary

Atlanta, Georgia
January 26, 2007

MUELLER WATER PRODUCTS, INC.
1200 Abernathy Road
Atlanta, Georgia 30328

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Mueller Water Products, Inc. (the “Company”) of proxies for the Annual Meeting of Stockholders of the Company to be held on Thursday, March 22, 2007 at 10:00 A.M., local time, at the Four Seasons Hotel, 75 14th Street, N.E., Atlanta, Georgia 30309, and any adjournments thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

THE COMMON STOCK

The Company has issued and outstanding shares of two series of common stock: 28,781,235 shares of Series A common stock, $0.01 par value per share (“Series A common stock”), and 85,844,920 shares of Series B common stock, $0.01 par value per share (“Series B common stock;” the Series A common stock and the Series B common stock, together the “Common Stock”).

On October 3, 2005, Walter Industries, Inc. (“Walter Industries”) acquired all of the issued and outstanding stock of the Company’s predecessor-in-interest.   In May 2006, the Company completed an initial public offering of approximately 28.75 million shares of Series A common stock, constituting approximately 25% of the economic value of the Company. At that time, Walter Industries retained approximately 85.84 million shares of the issued and outstanding Series B common stock, representing approximately 75% of the outstanding equity of the Company, and approximately 96% of the combined voting power of all of the Company’s voting stock. On December 14, 2006, after the close of trading, Walter Industries distributed all of its Series B common stock to the stockholders of Walter Industries of record as of December 6, 2006.

THE PROXY

The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail, the Company will request banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. The Company may use the services of its officers and other employees of the Company who will receive no compensation for their services, other than their regular compensation, to solicit proxies personally, by telephone or by facsimile transmission.  The Company has retained the services of The Altman Group to aid in the solicitation of proxies, including the solicitation of proxies from brokerage firms, banks, nominees, custodians, and fiduciaries, for a fee not anticipated to exceed $6,500 plus expenses. Your cooperation in promptly voting by proxy via the medium of your choice will help to avoid additional expense.

This Proxy Statement and enclosed proxy cards are first being mailed to stockholders on or about January 26, 2007.

The close of business on January 25, 2007 has been fixed by the Board of Directors as the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date there were issued and outstanding 28,781,235 shares of Series A common stock and 85,844,920 shares of Series B common stock. Each holder of Series A common stock is entitled to one vote for each share of such Series A common stock held; and each holder of Series B common stock is entitled to eight votes for each share of such Series B common stock held.

The holders of record as of the Record Date, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at a meeting of stockholders, present in person or by proxy, shall constitute a quorum for the transaction of business at such stockholders meeting. If a quorum is present or represented at the Annual Meeting, a plurality of the votes cast in respect of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote shall be required to elect the directors nominated.

If the enclosed proxy is properly signed and returned and not revoked, the shares represented thereby will be voted at the Annual Meeting. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify in the proxy how the shares are to be voted, the shares will be voted FOR the election of the director nominees named in this Proxy Statement.

A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving written notice or by giving a later proxy, in either case delivered by mail to the Corporate Secretary of the Company and effective upon receipt by the Company. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

IN ORDER THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AT THIS MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO PLEASE SIGN, DATE, AND MAIL THE PROXY PROMPTLY OR FOLLOW THE DIRECTIONS PROVIDED ON YOUR PROXY CARD.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board of Directors currently has nine members, each to serve until the Annual Meeting and until his successor shall have been elected and qualified. These nine directors are to be elected at the Annual Meeting. The nine nominees for election as directors are named below. Each nominee is currently a member of the Board. All members of the Company’s Board were appointed to the Board effective April 26, 2006 by the written consent of Walter Industries, which then was the sole stockholder of the Company. Upon this April 2006 appointment, all of the members of the Company’s Board were the same as the members of the board of directors of Walter Industries, although Donald N. Boyce and Neil A. Springer did not stand for election to the board of Walter Industries at its April 2006 meeting. Mr. Hyland resigned from the board of directors of Walter Industries on December 14, 2006, at the effective completion of the spin-off.

All members of the Company’s Board will stand for election by the Company’s public stockholders for the first time at the 2006 Annual Meeting.

In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders and until his successor has been elected and qualified.  It is the current intention of Mr. Gregory E. Hyland to continue to serve in his capacity as Chairman of the Board, President and Chief Executive Officer of the Company.

The names of the nominees and certain information about them are set forth below:

Name	Age	Served as Director of the Company From
Donald N. Boyce	68	2006
Howard L. Clark, Jr.	62	2006
Gregory E. Hyland	56	2005
Jerry W. Kolb	71	2006
Joseph B. Leonard	63	2006
Mark J. O’Brien	63	2006
Bernard G. Rethore	65	2006
Neil A. Springer	68	2006
Michael T. Tokarz	57	2006

Donald N. Boyce has been a member of our board of directors since April 2006. Mr. Boyce was the Chairman of the Board of Walter Industries until March 1, 2002. Mr. Boyce was Chairman of the Board of Directors of IDEX Corporation from April 1, 1999 until March 31, 2000, was Chairman of the Board of Directors and Chief Executive Officer of IDEX Corporation from March 1998 until March 31, 1999, and was Chairman of the Board, President and Chief Executive Officer of IDEX Corporation from January 1988 until March 1998.

Howard L. Clark, Jr. has been a member of our board of directors since April 2006. He has been a director of Walter Industries since March 1995. Mr. Clark has been Vice Chairman of Lehman Brothers Inc., an investment-banking firm, since February 1993; prior thereto Mr. Clark served as Chairman and Chief Executive Officer of Shearson Lehman Brothers Inc. Mr. Clark also is a director of Walter Industries, Lehman Brothers Inc., United Rentals, Inc. and White Mountains Insurance Group, Ltd.

Gregory E. Hyland has served as Chairman of the Board of Directors since October 2005 and as President and Chief Executive Officer since January 2006. Mr. Hyland also served as Chairman, President and Chief Executive Officer of Walter Industries from September 2005 until December 2006. Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc. from June to September of 2005 and served as Executive Vice President, U.S. Fleet Management Solutions of Ryder since October 2004. He was President of the Industrial Products Segment for Textron, Inc. from February 2002 to August 2003 and Chairman and Chief Executive Officer of Textron Golf, Turf and Specialty Products from January 2001 to January 2002. From September 1997 to December 2000, Mr. Hyland served as President of the Engineered Products Group, Flow Control Division of Tyco International. Mr. Hyland is a graduate of the University of Pittsburgh, where he earned his bachelor’s and master of business administration degrees.

Jerry W. Kolb has been a member of our board of directors since April 2006. He has been a director of Walter Industries since June 2003. Mr. Kolb retired as a Vice Chairman of Deloitte & Touche LLP in 1998, a position he held since 1986. He also is a director of Walter Industries and The Mid-America Group.

Joseph B. Leonard has been a member of our board of directors since April 2006. Mr. Leonard has been Chairman and Chief Executive Officer of AirTran Holdings, Inc. since January 1999 and served as President of AirTran Holdings, Inc. from January 1999 through January 2001. From 1993 to 1998, Mr. Leonard served in various executive capacities for AlliedSignal, Inc. and its Aerospace division, last serving as the President and Chief Executive Officer of marketing, sales and service of AlliedSignal Aerospace and Senior Vice president of AlliedSignal, Inc. during 1998. From 1991 to 1993, Mr. Leonard served as Executive Vice President of Northwest Airlines, Inc. Prior to that, Mr. Leonard served in various executive positions for Eastern Airlines, Inc. from 1984 to 1990, as Assistant Vice President, aircraft maintenance for American Airlines, Inc. from 1982 to 1984 and in various maintenance and quality control positions for Northwest Airlines, Inc. from 1969 to 1982. He is also a director of Walter Industries and AirTran Holdings, Inc.

Mark J. O’Brien has been a member of our board of directors since April 2006. Since March 2, 2006, Mr. O’Brien also has served as Chairman and Chief Executive Officer of Walter Industries’ Homes Business. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate investment firm, since September 2004. Mr. O’Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003. He also is a director of Walter Industries.

Bernard G. Rethore has been a member of our board of directors since April 2006. He has been Chairman of the Board Emeritus of Flowserve Corporation since April 2000. From January 2000 to April 2000 he served as Flowserve Corporation’s Chairman. He had previously served as Chairman and Chief Executive Officer of Flowserve Corporation from July 1997 to January 2000 and held the additional title of President from October 1998 to July 1999. Mr. Rethore is a director of Belden CDT, Inc., Dover Corp. and Walter Industries.

Neil A. Springer has been a member of our board of directors since April 2006. Mr. Springer is managing director of Springer & Associates LLC, which was established in 1994. Mr. Springer also is a director of IDEX Corporation and CUNA Mutual Insurance Group.

Michael T. Tokarz has been a member of our board of directors since April 2006 and has served as non-executive Chairman of the Board of Walter Industries since December 2006. Since February 1, 2002 he has been a member of the Tokarz Group, LLC. From January 1996 until February 1, 2002, Mr. Tokarz was a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of IDEX Corporation, Conseco, Inc., Dakota Growers Pasta Company, Inc. and MVC Capital, Inc.

If a quorum is present or represented at the Annual Meeting, a plurality of the votes cast in respect of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote shall be required to elect the foregoing nominees (or their replacements as designated by the Board of Directors) to serve as directors. Abstentions from voting will have the same effect as a vote against the election of directors. Broker non-votes will not affect the outcome of this proposal because shares that constitute broker non-votes are not considered “shares present” for voting purposes. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner and instructions are not given. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the election of the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

Upon consideration of the criteria and requirements regarding director independence set forth in the rules adopted by the New York Stock Exchange and applicable Securities and Exchange Commission rules, the Board has affirmatively determined that each of the directors standing for election, other than Gregory Hyland, the Chairman of the Board and Chief Executive Officer of the Company, has no material relationship with the Company. The Board further determined that all of the directors, except Mr. Hyland are independent. In making such determination, the Board considered each relationship between the Company and any director, including:

(a)          the service as a director of Walter Industries, by each Company director, other than Mr. Hyland, as of December 14, 2006, and other than Messrs. Boyce and Springer, as of April 26, 2006, particularly in light of the ongoing agreements between Walter Industries and the Company relating to the period following the spin-off of the Company by Walter Industries;

(b)         Mr. O’Brien is the Chairman and CEO of the Homes Business of Walter Industries; and

(c)          the engagement of Lehman Brothers, Inc., an investment banking firm with 2005 net revenues of $14.6 billion, as co-manager in the May 2006 initial public offering of the Company’s Common Stock for a fee of approximately $3.86 million and the Board’s recognition that Mr. Clark is the Vice Chairman of Lehman Brothers.

The Board concluded that none the foregoing constituted a ‘material relationship’ with the Company within the meaning of the director independence standards adopted by the New York Stock Exchange.

The Board will continue to monitor and review at least once annually commercial, industrial, banking, charitable and other relationships that directors may have with the Company to determine whether the directors are independent in accordance with the rules adopted by the New York Stock Exchange and applicable Securities and Exchange Commission rules.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended September 30, 2006, there were 6 meetings of the Board and each director attended at least 75% of all meetings of the Board and of the committees of the Board on which he served during 2006. The non-management directors, all of whom are also independent directors, endeavor to meet in executive session on at least a quarterly basis. The Chairman of the Nominating and Corporate Governance Committee, currently Howard L. Clark, Jr., has been appointed to preside at the executive session of the independent directors.

Committee Membership and Meetings

For the fiscal year ended September 30, 2006, there were 6 meetings of the Audit Committee, 1 meeting of the Compensation and Human Resources Committee, and no meetings of the Nominating and Corporate Governance Committee, the Environmental, Health, & Safety Committee, or of the Executive Committee. The Board of Directors has affirmatively determined that the Audit Committee, the Compensation and Human Resources Committee, and the Nominating and Corporate Governance Committee consist entirely of independent directors under the rules established by the New York Stock Exchange and, as applicable, the Securities and Exchange Commission.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to the Company’s stockholders relating to the Company’s financial reporting process and systems of internal control. The Audit Committee is also responsible for determining whether the Company’s financial systems and reporting practices are in accordance with applicable requirements. The Audit Committee also approves services and fees of the independent auditors. The Audit Committee charter is posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com (the “Company’s website”) and is available in print to stockholders who request a copy.

The Board of Directors has determined that all Audit Committee members are financially literate under the New York Stock Exchange listing standards. All of the members of the Audit Committee qualify as audit committee financial experts within the meaning of the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted procedures in its charter for pre-approving all audit and non-audit services provided by the independent auditors. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee also considers whether the independent auditors are able to provide the most effective services, for reasons such as their familiarity with the Company’s current and past business, accounting systems and internal operations, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee. The present members of the Audit Committee are Neil A. Springer, Chairman, Jerry W. Kolb, Joseph B. Leonard, and Bernard G. Rethore.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee is responsible for reviewing and approving salaries of senior executives of the Company and the presidents of its significant subsidiaries and for reviewing and recommending for approval by the Board executive and key employee compensation plans, including incentive compensation, stock incentives and other benefits. The Compensation and Human Resources Committee charter is posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com and is available in print to stockholders who request a copy. The present members of the Compensation and Human Resources Committee are Donald N. Boyce, Chairman, Jerry W. Kolb, Bernard G. Rethore, and Neil A. Springer.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for establishing the criteria for and the qualifications of persons suitable for nomination as directors and reporting its recommendations to the Board. The Board determines the number of directors that shall constitute the Board of Directors, subject to the requirement set forth in the Company’s by-laws that the number of directors shall be not less than six (6) nor more than eleven (11). The Nominating and Corporate Governance Committee will consider candidates for election as directors of the Company submitted by stockholders. In identifying candidates for membership on the Board of Directors, the Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specializations, relevant technical skills, diversity, and the extent to which a candidate would fill a need on the Board of Directors. The Committee’s policy with regard to director candidates submitted by stockholders is to consider such submissions in accordance with the following procedures: Any stockholder who wishes to have the Nominating and Corporate Governance Committee consider a candidate is required to give written notice of the stockholder’s intention to make such a nomination. Notices of nomination for the 2008 Annual Meeting of stockholders of the Company must be received no later than September 30, 2007 at the Company’s principal executive offices, 1200 Abernathy Road, Atlanta, Georgia 30328, directed to the attention of the Corporate Secretary, to be considered for inclusion in the Company’s proxy materials for the 2008 Annual Meeting, and notices of nominations for the 2008 Annual Meeting of stockholders that are not intended to be considered for inclusion in the Company’s proxy materials for the 2008 Annual Meeting (stockholder proposals submitted outside of the processes of Rule 14a-8) must be received no later than October 31, 2007 and no earlier than September 30, 2007, at such offices, directed to the Company’s Corporate Secretary. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, and such other information as set forth in the Company’s by-laws. A proposed nomination which does not comply with the above requirements will not be considered.

The Nominating and Corporate Governance Committee charter is posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com and is available in print to stockholders who request a copy. The present members of the Nominating and Corporate Governance Committee are Howard L. Clark, Jr., Chairman, Donald N. Boyce, Joseph B. Leonard, and Michael T. Tokarz.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee reviews and updates, as appropriate, the policies and procedures of the Company regarding compliance with the various laws, regulations and rules pertaining to health, safety and the environment. The Committee also monitors the Company’s compliance with its policies and procedures concerning health, safety and the environment, and obtains periodic reports from Company and subsidiary management, environmental counsel and health and safety personnel. The Environmental, Health & Safety Committee reviews and approves the proposed scope of internal and independent environmental, health and safety audits.

The Environmental, Health & Safety Committee charter is posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com and is available in print to stockholders who request a copy. The present members of the Environmental, Health & Safety Committee are Bernard G. Rethore, Chairman, Howard L. Clark, Jr., Mark J. O’Brien, and Michael T. Tokarz.

Executive Committee

The principal function of the Executive Committee is to exercise the interim powers delegated to the Committee at any time when any matter requires expeditious action by the Board or when it would not be practical for the full Board to meet to review or act upon any matter. In addition, if the Board of Directors expressly provides by resolution, the Executive Committee can declare dividends payable on the securities of the Company during months when the Board it not regularly scheduled to meet or does not meet.

The Executive Committee has and may exercise, during the intervals between meetings of the Board, all the powers and authority vested in the Board of Directors except the following: (1) the power or authority to amend the Company’s Certificate of Incorporation; (2) the power or authority to amend the Company’s By-Laws; (3) the power or authority to adopt an agreement of merger; (4) the power or authority to exchange, consolidate, sell, lease, pledge or exchange all or substantially all of the Company’s assets; (5) the power or authority to adopt or revoke a plan of dissolution; (6) the power or authority delegated to any other committee of the Board of Directors; and (7) such other powers or authority as are restricted in the Business Corporation Laws or the By-Laws.

The Executive Committee charter is posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com and is available in print to stockholders who request a copy. The present members of the Executive Committee are Gregory E. Hyland, Chairman, Donald N. Boyce, Howard L. Clark, Jr., and Michael T. Tokarz.

DIRECTORS’ COMPENSATION

No directors’ fees are paid to directors who are full-time employees of the Company or any of its subsidiaries. For the fiscal year ended September 30, 2006, non-employee directors of the Company were paid retainer fees of $11,250 per quarter. However, the non-employee director serving as the Chairman of the Audit Committee was paid a retainer fee of $13,750 per quarter; and the non-employee director serving as the Chairman of the Compensation and Human Resources Committee was paid a retainer fee of $12,500 per quarter. Each non-employee director also received a fee of $1,500 for each Board or committee meeting attended and was reimbursed for travel and lodging expenses.

Each non-employee director who joins our Board after the initial public offering of our Series A common stock on May 26, 2006 will receive a stock-based award under our 2006 Stock Incentive Plan when the director takes office. It is expected that the stock-based award will have a three-year vesting period. In connection with the May 2006 initial public offering of our Series A common stock, each of the directors then on our Board, other than Gregory E. Hyland, was granted stock options to purchase 10,100 shares of our Series A common stock under our 2006 Stock Incentive Plan in lieu of an initial equity award that a director might otherwise be entitled to as described above. These options will vest over three years and will have an exercise price equal to the initial public offering price of $16.00. Also, at the time of each of our annual stockholders’ meetings, each non-employee director who will continue to be a director after that meeting will automatically be granted a stock-based option award that is anticipated to vest in three, equal, annual installments.  A non-employee director’s award granted under this program will become fully vested upon a change in control of the Company and upon a termination of service by reason of retirement. The exercise price of each non-employee director’s option will be equal to at least the fair market value of our Series A common stock on the option grant date.

The Board has adopted the Mueller Water Products, Inc. Directors’ Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their directors’ fees. The deferred fees, at each electing director’s option, are credited to either an income account or a stock equivalent account or are divided between the two accounts. If a director elects the income account, the director’s fees otherwise payable are credited as a dollar amount to the director’s income account on the date such fees would otherwise have been paid. If a director elects the stock equivalent account, director’s fees otherwise payable during a calendar quarter are converted to stock equivalent shares equal in number to the maximum number of shares of Series A common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of the Series A common stock on the first business day of the following calendar quarter, or if that date is not a trading date, on the next trading date. The income account is credited quarterly with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note as of the beginning of such calendar quarter plus 1.00%, and the stock equivalent account is credited with stock equivalent shares equal in number to the maximum number of shares of Series A common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the actual owner of the number of shares of Series A common stock credited to his account as of the payment date for such dividend. Administration of the Directors’ Deferred Fee Plan will be administered in accordance with procedures established under the American Jobs Creation Act of 2004. Deferred payments are made in January of the year determined by the non-employee director pursuant to an election filed with the Corporate Secretary of the Company, which may be any calendar year not earlier than the year in which the participant has his 72nd birthday or which may be the year of the participant’s first termination of his services as a director, with the payment made in cash in one, five, ten or fifteen annual installments as shall be determined by the participating director in his election form. Payments from the income account are made in cash and payments from the stock equivalent account are made in cash at the Series A common stock’s then current market value.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines which are posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com and are available in print to stockholders who request a copy. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to director qualification standards, director responsibilities, director compensation, director access to management, and, as necessary and appropriate, outside advisors, director orientation, and continuing education, management succession, and an annual self-evaluation of the Board.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Communication by stockholders may be made to the Chairman of the Audit Committee or the Chairman of the Nominating and Corporate Governance Committee, in care of the Company’s Corporate Secretary at the Company’s principal executive office address—1200 Abernathy Road, Atlanta, Georgia 30328. Stockholders may also communicate with any of the independent directors, in care of the Company’s Corporate Secretary at the Company’s principal executive office address. If the correspondence is specifically marked as a private communication for the Board of Directors (or a specific member of the Board), the Corporate Secretary will not open or read the correspondence, but will forward it to the addressee or the Chairman of the Audit Committee. These procedures may change from time to time, and you are encouraged to visit our website for the most current means of contacting our directors.

CODE OF CONDUCT POLICY AND COMPLIANCE PROGRAM

The Board has adopted a Code of Conduct Policy and Compliance Program (“Code of Conduct”) which is applicable to all employees, directors, and officers of the Company and its subsidiaries. The Code of Conduct is posted on the corporate governance page of the Company’s website at www.muellerwaterproducts.com and is available in print to stockholders who request a copy. The Company also has made available an Ethics Hotline, where employees can anonymously report a violation of the Code of Conduct.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid to or accrued by the Company for the account of the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company for the fiscal year ended September 30, 2006. The individuals named in the table will be referred to as our named executive officers.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
	Annual
	Compensation					Payouts
				Other		Restricted		Securities		Long-	All
				Annual		Stock		Under-		Term	Other
Name and Principal	Fiscal	Salary	Bonus	Compensation		Awards		lying		Incentive	Compensation
Position	Year	($)	($)	($)		($) (1)		Options (#)		Payouts ($)	($)(2)
Gregory E. Hyland(3)	2006	725,000	350,000	209,813	(4)	7,540,240	(5)	69,611	(6)	—	*
Chairman, Chief	2005	—	—	—		1,700,370	(5)	113,358	(6)	—	—
Executive Officer and	2004	—	—	—		—		—		—	—
President
Dale B. Smith	2006	406,333	3,095,461	*		2,819,069	(5)	51,011	(6)		3,516,267	(a)(b)
Chief Operating Officer	2005	379,167	3,373,920	410,332	(7)	—		—		—	*
	2004	350,000	2,245,320	*		—		—		—	*
Thomas E. Fish	2006	281,416	597,981	*		1,296,611		10,502			1,017,088	(a)(b)
President - Anvil	2005	262,500	874,700	112,293	(7)	—		—		—	*
International Segment	2004	245,000	378,800	*		—		—		—	*
Doyce Gaskin	2006	210,000	470,037	*		1,362,496		15,692			770,779	(a)(b)
Executive Vice	2005	176,667	534,927	103,617	(7)	—		—		—	*
President Mueller Segment	2004	165,000	450,847	*		—		—		—	*
Raymond P. Torok	2006	318,052	235,714	*		1,841,005	(5)	12,521	(6)		*
President- U.S. Pipe	2005	304,375	340,045	78,211	(8)	302,430	(5)	17,920	(6)		*
Segment	2004	62,500	37,500	*		—		21,593	(6)		*

*                     Does not meet reporting thresholds for perquisites and other personal benefits.

(1)             This column includes: (a) for restricted stock units granted under the Company’s 2006 Stock Incentive Plan in fiscal year 2006 only, the grant date value of the restricted stock for the fiscal year in which they were granted based on the closing price of the relevant common stock on the date of grantand (b) for restricted stock units granted under the Company’s 2006 Stock Incentive Plan on December 15, 2006 to replace grants made by Walter Industries of Walter Industries restricted stock, the value of the replacement grant of restricted stock units based on the relative trading price of the common stock of Walter Industries immediately prior to the spin-off compared to the trading price of the Company’s Series A on the first trading day after the spin-off.

Prior to the initial public offering of the Company’s Series A common stock in May 2006, Messrs. Hyland, Smith and Torok received compensation in the form of restricted stock units for Walter Industries’ common stock. On December 15, 2006, in connection with the spin-off of the Company by Walter Industries, the Company granted each of Mr. Hyland, Mr. Smith and Mr. Torok replacement awards of Company restricted stock for each award of Walter Industries restricted stock units, and the Walter Industries grants were cancelled. The number of restricted stock units granted pursuant to each replacement award was determined by the Company using a valuation method intended to provide a value equivalent to the value of the underlying grant from Walter Industries. No dividends are paid on the Company’s restricted stock.

In general, the Company’s restricted stock vests on the seventh anniversary of the date of grant, subject to accelerated vesting in the event stock appreciation price targets are met. However, the vesting schedule for each replacement restricted stock unit dates back to the date of the original Walter Industries restricted stock grant.

Under the employment agreement between the Company and Dale Smith, Mr. Smith has received two equity grants, one in fiscal year 2006 and one in fiscal year 2007, each of which is to vest in full on December 31, 2007.  The grant to Mr. Smith in fiscal year 2006 of 15,750 Walter Industries restricted stock units was pursuant to his employment agreement. Those grants were replaced as noted above with restricted stock units for the Company’s Series A common stock and will vest in full on December 31, 2007.

On May 26, 2006, in connection with the initial public offering of the Company’s Series A common stock, restricted stock units that vest three years after the date of grant were granted to the Company’s named executive officers as follows: Mr. Hyland -

401,155 restricted stock units; Mr. Smith - 128,369 restricted stock units; Mr. Fish - 66,190 restricted stock units; Mr. Gaskin - 84,954 restricted stock units; and Raymond P. Torok - 102,070 restricted stock units. As of September 30, 2006, the named executive officers held the restricted stock units set forth below.

The value below of the restricted units for Series A common stock granted under the Company’s 2006 Stock Incentive Plan in fiscal year 2006 is based on the closing price of the Company’s Series A common stock on the New York Stock Exchange of $14.61 on September 30, 2006. The value of the restricted stock units granted under the Company’s 2006 Stock Incentive Plan on December 15, 2006 to replace Walter Industries Restricted Stock Units was based on the value of the replacement grant of restricted stock units based on the relative trading price of the common stock of Walter Industries immediately prior to the spin-off compared to the trading price of the Company’s Series A on the first trading day after the spin-off.

	Number of Restricted Units for Series A Common Stock Granted in F/Y 2006	Value of F/Y 2006 Restricted Units for Series A Common Stock at September 30, 2006	Number of Series A Restricted Units Granted 12/15/06 to Replace Walter Industries F/Y 2006 Restricted Stock	Value of Series A Restricted Units Granted 12/15/06 to Replace Walter Industries F/Y 2006 Restricted Stock at December 15, 2006
Gregory E. Hyland	401,155	$5,860,874.55	74,784	$1,121,760.00
Dale B. Smith	128,369	$1,875,471.09	51,011	$765,165.00
Thomas E. Fish	80,206	$1,171,809.66	—	—
Doyce Gaskin	84,954	$1,241,177.94	—	—
Raymond P. Torok	102,070	$1,491,242.70	13,859	$207,885.00

(2)             This column consists of the following:

(a)             Messrs. Smith, Fish, and Gaskin participate in the Mueller 401(k) plan, a defined contribution plan of the Mueller Group Retirement Savings Investment Plan I. The Company contributions included in this table for the year ended September 30, 2006 are: Mr. Smith, $16,267; Mr. Fish, $14,088, and Mr. Gaskin $20,779. In addition, in fiscal year 2006, Mr. Fish received a $3,000 automobile allowance.

(b)            In connection with the acquisition of Mueller Water Products, Inc. by Walter Industries, Messrs. Smith, Fish, and Gaskin were entitled to receive transaction bonuses upon consummation of the acquisition. The transaction bonuses were approved in August 2005 by the Board of Directors of Mueller Water Products, Inc. and by the disinterested holders of over 75% of the shares of the common stock of Mueller Water Products, Inc. then outstanding. On October 3, 2005, upon consummation of the acquisition of the Company by Walter Industries, Messrs Smith, Fish, and Gaskin were paid $3,500,000, $1,000,000, and $750,000, respectively. The after-tax transaction bonus amounts were deducted from the aggregate merger consideration paid by Walter Industries to acquire the Company.

(3)             On October 3, 2005, Mr. Hyland was elected Chairman, Chief Executive Officer and President of the Company. On September 16, 2005, Mr. Hyland had been elected the Chairman, Chief Executive and President of Walter Industries, the Company’s former parent; and he served in that capacity until December 14, 2006, the date Walter Industries distributed its equity holding in the Company to the Walter Industries stockholders. The bonus of $350,000 paid by Walter Industries to Mr. Hyland in fiscal year 2006 was related to Mr. Hyland’s performance for Walter Industries from September 16, 2005 through December 31, 2005, which period falls substantially in the Company’s fiscal year. The bonus listed above for fiscal year 2006 does not include a performance bonus for the balance of the Company’s fiscal year. Pursuant to the December 14, 2007 assignment and assumption agreement whereby Walter Industries assigned Mr. Hyland’s employment agreements to the Company, Walter Industries will pay Mr. Hyland’s bonus in February 2007 under the terms of the applicable Walter Industries incentive program and Mr. Hyland’s employment agreement for his service in 2006 to Walter Industries. As of the date of this proxy statement, Walter Industries has not advised the Company of the anticipated amount of this bonus payment to Mr. Hyland.

(4)             Other annual compensation amounts for 2006 are for payments related to the repayment to Mr. Hyland for a $105,000 forfeited real estate deposit for a residence in Florida, tax reimbursement payments of $45,020 related to the forfeited real estate deposit, relocation expenses and an automobile allowance of $24,000. Perquisites and other personal benefits do not exceed reporting thresholds.

(5)             During 2005 and 2006, Walter Industries granted restricted stock units for shares of Walter Industries common stock to Messrs. Hyland, Smith, and Torok, which restricted stock generally vested in seven years from the date of grant, subject to acceleration, except for the January 23, 2006 grant to Mr. Smith, which vests in its entirety on December 31, 2007, and the February 25, 2005 grant to Mr. Torok, which has a three-year, graded vesting schedule. On December 15, 2006, these equity grants were cancelled as a result of the spin-off from Walter Industries and the Company granted replacement awards of restricted stock units for the Company’s Series A common stock to these executives.  Details of the original Walter Industries restricted stock grants and the Company replacement restricted stock grants follow.

NAME	Date of Walter Industries Grant	Number of Walter Industries Restricted Stock Units Granted	Number of Restricted Stock Units Granted on 2/15/06 To Replace Grant from Walter Industries
Gregory E. Hyland	2/22/2006	23,090	74,784
	9/16/2005	35,000	113,358
Dale B. Smith	1/23/2006	15,750	51,011
Raymond P. Torok	2/22/2006	4,279	13,859
	2/25/2005	8,300	20,162

The values for restricted stock awards in fiscal years 2006 and 2005 to Messrs. Hyland, Smith, and Torok listed above include the values at December 15, 2006 of the restricted stock units granted by the Company on that date to these executives to replace Walter Industries restricted stock grants in the relevant Company fiscal year.

In general, the Company’s restricted stock units vest on the seventh anniversary of the date of grant, subject to accelerated vesting in the event stock appreciation price targets are met. However, the vesting schedule for each restricted stock unit granted to replace Walter Industries restricted stock units dates back to the date of the original Walter Industries restricted stock grant.  Also, the restricted stock units granted to Company employees on May 26, 2006, at the time of the initial public offering of the Company’s Series A common stock, vest on the third anniversary of the date of grant.

At the initial public offering, restricted stock units were granted to the Company’s named executive officers as follows: Mr. Hyland - 401,155 restricted stock units; Mr. Smith - 128,369 restricted stock units; Mr. Fish - 66,190 restricted stock units; Mr. Gaskin - 84,954 restricted stock units; and Mr. Torok - 102,070 restricted stock units.

As of September 30, 2006, the named executive officers held the restricted stock units set forth below.  The value below of the restricted units for Series A common stock, other than replacement restricted stock units, is based on the closing price of the Company’s Series A common stock on the New York Stock Exchange of $14.61 on September 30, 2006. As noted below, the value of the restricted stock units granted to replace Walter Industries restricted stock units is based on the closing price of the Company’s Series A common stock on the New York Stock Exchange of $15.00 on December 15, 2006.

	Number of Restricted Units for Series A Common Stock Granted in F/Y 2006	Value of F/Y 2006 Restricted Units for Series A Common Stock at September 30, 2006	Number of Series A Restricted Units Granted 12/15/06 to Replace Walter Industries F/Y 2006 Restricted Stock	Value of Series A Restricted Units Granted 12/15/06 to Replace Walter Industries F/Y 2006 Restricted Stock at December 15, 2006
Gregory E. Hyland	401,155	$5,860,874.55	74,784	$1,121,760.00
Dale B. Smith	128,369	$1,875,471.09	51,011	$765,165.00
Thomas E. Fish	80,206	$1,171,809.66	—	—
Doyce Gaskin	84,954	$1,241,177.94	—	—
Raymond P. Torok	102,070	$1,491,242.70	13,859	$207,885.00

(6)             During the Company’s 2006, 2005, and 2004 fiscal years, Walter Industries granted non-qualified options to purchase shares of Walter Industries common stock to Messrs. Hyland, Smith, and Torok, which options generally vested in three, equal annual installments commencing the first anniversary of the date of grant, except that the options granted to Mr. Smith vest in their entirety on December 31, 2007. On December 15, 2006, these equity grants were cancelled as a result of the spin-off from Walter Industries and the Company granted replacement awards of non-qualified options to purchase the Company’s Series A common stock to these executives.  Details of the original Walter Industries option grants and the Company replacement option grants follow.

NAME	Date of Walter Industries Grant	Number of Walter Industries Shares Covered by Option Grant		Exercise Price for Walter Industries Options	Number of Series A Shares Covered by 12/15/06 Replacement Option Grant	Exercise Price for Replacement Option Grant
Gregory E. Hyland	2/22/2006	21,493		$66.61	69,611	$20.56
	9/16/2005	35,000		$47.12	113,358	$14.55
Dale B. Smith	1/23/2006	15,750		$55.92	51,011	$17.26
Raymond P. Torok	2/22/2006	3,866		$66.61	12,521	$20.56
	2/25/2005	8,300	(a)	$38.72	17,920	$11.96
	8/4/2004	20,000	(b)	$13.67	21,593	$4.22

(a)             Mr. Torok exercised 2,767 of these options prior to December 15, 2006.

(b)            Mr. Torok exercised 13,333 of these options prior to December 15, 2006.

For fiscal years 2006, 2005, and 2004, the ‘Securities Underlying Options’ for Messrs. Hyland, Smith, and Torok, include the shares underlying option grants made by the Company on December 15, 2006 to replace Walter Industries option grants to these executives in those fiscal years.

(7)             Other annual compensation for fiscal year 2004 includes, among other items, compensation payments made to officers to offset additional taxes owed by them as a result of the revaluation of compensation paid in 2004 with regard to the common stock of the Company’s predecessor-in-interest as follows: Mr. Smith, $386,538; Mr. Fish, $98,696; and Mr. Gaskin, $98,696.

(8)             In fiscal year 2005, U.S. Pipe purchased a country club membership in Mr. Torok’s name for $45,000 and paid the regular dues with respect to such membership. In addition, Mr. Torok received an automobile allowance of $18,000 and $11,450 in relocation expenses and related reimbursements for tax payments.

The following table contains information regarding the grant of stock options to purchase Series A common stock to the named executive officers during the fiscal year ended September 30, 2006.

Option Grants In Last Fiscal Year

	Individual Grants
		% of Total
		Options
		Granted by			Potential Realizable
		Company			Value at Assumed
	Number of	To Employees			Annual Rates
	Series A	in fiscal	Exercise		of Stock Price
	Shares	year ended	or Base		Appreciation for
	Underlying	September 30,	Price	Expiration	Option Term ($)
Name	Options(1)	2006	($/Sh)	Date(2)	5%(3)	10%(3)
Gregory E. Hyland	69,611	23.5%	$20.56	2/22/2016	$900,070	$2,281,152
Dale B. Smith	51,011	17.2%	$17.26	12/31/2010	$243,322	$537,656
Thomas E. Fish	10,502	3.5%	$16.95	8/22/2016	$111,951	$283,659
Doyce Gaskin	10,068	3.4%	$16.95	8/22/2016	$107,325	$271,937
	5,624	1.9%	$14.70	9/27/2016	$51,966	$131,770
Raymond P. Torok	12,521	4.2%	$20.56	2/22/2016	$161,897	$283,659

(1)          During fiscal year 2006, Walter Industries granted non-qualified options to purchase shares of Walter Industries common stock to employees of the Company. On December 15, 2006, all Walter Industries option grants, including these option grants made in the Company’s 2006 fiscal year, were cancelled as a result of the spin-off from Walter Industries and  the Company granted replacement awards of non-qualified options to purchase the Company’s Series A common stock. To replace Walter Industries option grants to Company employees made in fiscal year 2006, on December 15, 2006, the Company granted these employees options to purchase a total of 184,285 shares of Series A common stock. Because these replacement grants relate back to grants made in fiscal 2006 to the Company’s employees, they are included in the total options granted by the Company in fiscal year 2006 for purposes of the above presentation.

The number and strike price of each replacement stock option grant were established by the Company to equal the value of the original Walter Industries grant based on the application of a valuation method intended to create the same value for the employees as existed under the Walter Industries’ grant. The vesting schedule for each replacement stock option grant replicated the vesting schedule for the Walter Industries stock options the grant replaced.

(2)          The right to exercise options expires no later than the tenth anniversary of the date on which they were originally granted. Accordingly, the expiration dates of the December 15, 2006 stock option awards to Messrs. Hyland and Torok, which were granted to replace Walter Industries stock option grants, relate back to the original Walter Industries option grant date. Pursuant to the employment agreement between Mr. Dale Smith and the Company, the option award to Mr. Smith expires on December 31, 2010. Each executive received a grant of non-qualified stock options. All options granted to the named executive officers, other than Mr. Smith, in 2006 vest in three, equal installments, beginning on the first anniversary of the grant, with those options granted to replace Walter Industries stock options following the same vesting schedule but beginning on the date of the original Walter Industries option grant. Pursuant to the employment agreement between Mr. Dale Smith and the Company, the stock options granted to Mr. Smith referenced above vest in full on December 31, 2007.

(3)          The amounts of hypothetical potential appreciation shown in these columns reflect required calculations at annual appreciation rates of 5% and 10% set by the Securities and Exchange Commission and, therefore, are not intended to represent either historical appreciation or anticipated future appreciation in the price of Common Stock.

The following table contains information covering the exercise of options by the named executive officers during the fiscal year ended September 30, 2006 and unexercised options held as of the end of the fiscal year ended September 30, 2006.

AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED SEPTEMBER 30, 2006
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at	Options at
	Acquired on	Value	September 30, 2006(1)	September 30, 2006 ($)(2)
Name	Exercise (#)	Realized ($)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)
Gregory E. Hyland	—	—	0/69,611	0/-$414,185.	45
Dale B. Smith	—	—	0/51,011	0/-$135,179.	15
Thomas E. Fish	—	—	0/10,502	0/-$24,574.	68
Doyce Gaskin	—	—	0/15,692	0/-$24,065.	28
Raymond P. Torok	—	—	0/12,521	0/-$74,499.	95

(1)          During fiscal year 2006, Walter Industries granted non-qualified options to purchase shares of Walter Industries common stock to Messrs. Hyland, Smith and Torok as follows: to Mr. Hyland, options to purchase 21,493 shares, which vest in three, equal annual installments commencing the first anniversary of the date of grant; to Mr. Smith, options to purchase 15,750 shares, which vested in full on December 31, 2007; and to Mr. Torok, options to purchase 3,866 shares, which vest in three, equal annual installments commencing the first anniversary of the date of grant. On December 15, 2006, these option grants were cancelled as a result of the spin-off from Walter Industries and the Company granted replacement awards of non-qualified options to purchase the Company’s Series A common stock as follows: to Mr. Hyland, options to purchase 69,611 shares vesting 1/3 on each of February 22, 2007, 2008 and 2009; to Mr. Smith, options to purchase 51,011shares vesting in full on December 31, 2007; and to Mr. Torok, options to purchase 12,521 shares vesting 1/3 on each of February 22, 2007, 2008 and 2009. For Messrs. Hyland, Smith and Torok only, the above represents the number of shares of Company Series A common stock that could have been purchased on September 30, 2006 as if the December 15, 2006 replacement grants had been effective as of September 30, 2006.

(2)          Represents the fair market value as of September 30, 2006 of $14.61 per share, the closing stock price on the New York Stock Exchange on such date, of the option shares less the exercise price of the options. The strike price for each option granted to each named executive officer in fiscal year 2006 was less than the price of the Company’s Series A common stock on September 30, 2006.

PENSION PLAN

None of our named executive officers participate in any defined benefit pension plan. Our named executive officers participate in one of our 401(k) plans, under which they receive matching company contributions in accordance with the terms of the applicable plan.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

The Company has employment agreements with Messrs. Hyland, Smith, Fish, Gaskin, and Torok.

Gregory E. Hyland. Mr.   Hyland’s employment agreement with Walter Industries dated September 16, 2006, was assigned to the Company on December 14, 2006, upon the spin-off of the Company by Walter Industries. The employment agreement provides for an annual base salary of $725,000, an annual target bonus of 100% of annual base salary (if predetermined goals are met) and an annual equity opportunity with a target value calculated at $1.6 million (if predetermined goals are met), a car allowance of $2,000 per month, four weeks vacation each year, reimbursement of tax planning and club membership expenses, and severance of 24 months salary and 12 months bonus (with pro rata bonus for the year of termination and continuation of fringe benefits during the 24 month severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities. The employment agreement provided for a grant of options to acquire 35,000 shares of Series A common stock and 35,000 restricted units which were made by Walter Industries to Mr. Hyland on the first day of his employment. The agreement also provided for (i) a $400,000 payment in compensation for foregone bonus opportunity and reimbursement of temporary moving expenses from his former employer and (ii) reimbursement of an amount up to $105,000, grossed up for taxes, in connection with a real estate deposit forfeited in connection with his employment by Walter Industries. In addition, pursuant to the December 14, 2006 assignment and assumption agreement whereby Walter Industries assigned Mr. Hyland’s employment agreements to the Company, Walter Industries will pay Mr. Hyland’s bonus in February 2007 under the terms of the applicable Walter Industries incentive program and Mr. Hyland’s employment agreement for his service in 2006 to Walter Industries.

Dale B. Smith.   Mr. Smith’s employment agreement with the Company provides that Mr. Smith will serve as Chief Operating Officer of the Company and Chief Executive Officer of Mueller Group, LLC (a subsidiary of the Company). The agreement provides, for the period ending December 31, 2007, an annual base salary of at least $400,000 and an annual incentive bonus opportunity of up to approximately $2,000,000 if operating income, return on net assets and synergies targets are met, and up to approximately $3,000,000 if these targets are exceeded. These targets have been set for fiscal 2006 based on the annual business plan and will be revised in the Board’s discretion for future fiscal periods. From December 31, 2007 to his 65th birthday, Mr. Smith’s annual base salary will be at least $1,500,000 and his participation in a bonus plan shall be at the discretion of, and on terms and conditions to be established by, the Compensation Committee and he shall not be required to work more than 12 weeks per year. The agreement also provides for other benefits customarily accorded to executives of the Company. If Mr. Smith is terminated without cause or suffers a constructive termination as more specifically set forth in the agreement, then through the date of his 65th birthday, Mr. Smith will be entitled to payment of his base salary, any bonus and any equity interest as may be set forth under any applicable plan or award. Under Mr. Smith’s agreement, Mr. Smith received equity grants with a value at grant date of $1,000,000 (calculated using a modified Black-Scholes model), the first, made by Walter Industries on or about January 23, 2006 and consisting of non-qualified options to purchase 15,750 Walter Industries shares and 15,750 Walter Industries restricted stock units, and the second made by the Company under the Company’s 2006 Stock Incentive Plan on or around November 29, 2006, consisting of non-qualified options to purchase 55,188 shares of Series A common stock, and 64,977 restricted stock units for Series A common stock.  These grants shall each vest in full on December 31, 2007 and Mr. Smith shall have until December 31, 2010 to exercise any stock options included in these equity grants.The first of such equity grants consisted of 15,750 restricted stock units and options to acquire 15,750 shares of Series A common stock with a strike price equal to the average of the high and low trading prices for the Company’s common stock on the New York Stock Exchange on the grant date. The first equity grant is denominated in Series A common stock, and it is anticipated that the second grant will be denominated in the Series A common stock. The first equity grant will be converted into an equivalent equity grant in the Company’s Series A common stock no later than 90 days following the distribution of our common stock to the stockholders of the Company. Upon conversion, the grant will preserve the value, terms and conditions of the Company’s equity grant to Mr. Smith.

Thomas E. Fish   On July 31, 2006, the Company and Thomas E. Fish entered into a letter agreement whereby Mr. Fish will continue to serve as the President of the Company’s Anvil Segment. The July 31, 2006 letter agreement with Mr. Fish provides for a base salary of $286,000 per year, effective the date of the letter agreement, subject to annual increase equal to the greater of 4% and a cost of living adjustment, calculated as set forth in the letter agreement, and benefits commensurate with an executive-level position at the Company. Effective October 1, 2005, Mr. Fish is participating in the Company’s Incentive Plan with an annual target bonus level of $380,000 up to a maximum of two times target. Under the Incentive Plan, bonus targets are set annually by the Company’s Board based on performance metrics including, for example, Company net income, segment operating income and segment RONA. Under the employment agreement, Mr. Fish received a stock award in fiscal year 2006 under the Mueller Water Products, Inc. 2006 Stock Incentive Plan  having a value of $230,000, calculated as of the date of grant using a modified Black-Scholes model, as follows: on August 22, 2006, a grant of 10,502 non-qualified stock options, vesting in equal annual installments over three years, and 14,016 restricted stock units, vesting after seven years, subject to accelerated vesting. If, prior to June 1, 2009, Mr. Fish is terminated without cause or in the event of his constructive termination, as more specifically set forth in the letter agreement, then Mr. Fish is entitled to: payment over 18 months of his annual base salary; payment ratably over 18 months of an amount equal to his annual cash bonus for the last-completed fiscal year multiplied by 2.25  and continued participation in benefits until 18 months after such termination or the date Mr. Fish is entitled to receive comparable benefits from subsequent employment. If on or after June 1, 2009, Mr. Fish is terminated without cause or in the event of his constructive termination, as more specifically set forth in the letter agreement, then Mr. Fish will be entitled to: payment over 18 months of his annual base salary; payment ratably over 18 months of an amount equal to his annual cash bonus for the last-completed fiscal year multiplied by 1.5; and continued participation in benefits until 18 months after such termination or the date Mr. Fish is entitled to receive comparable benefits from subsequent employment. If any payment under the letter agreement or any other agreement with the Company results in the imposition of any excise or additional tax on Mr. Fish, the Company will make an additional payment to Mr. Fish to cover the full cost of such excise or additional tax payment so that Mr. Fish is in the same after-tax position had he not been subject to the excise or additional tax.

Doyce Gaskin.   On July 31, 2006, the Company and Doyce Gaskin entered into a letter agreement whereby Mr. Gaskin was appointed to serve as the Executive Vice President of the Company’s Mueller Segment. The letter agreement with Mr. Gaskin provides for a base salary of $260,000 per year, effective the date of the letter agreement, subject to annual increase equal to the greater of 4% and a cost of living adjustment, calculated as set forth in the letter agreement, and benefits commensurate with an executive-level position at the Company. Effective October 1, 2005, Mr. Gaskin is participating in the Company’s Executive Incentive Plan with an annual target bonus level of $314,427 up to a maximum of two times target. Under the Incentive Plan, bonus targets are set annually by the Company’s Board based on performance metrics including, for example, Company net income, segment operating income and segment return on net assets (RONA). Under the employment agreement, Mr. Gaskin received two, separate stock awards in fiscal year under the 2006 Mueller Water Products, Inc. 2006 Stock Incentive Plan, the first  having a value of $220,500, and the second having a value of $110,000, each calculated as of the date of grant using a modified Black-Scholes model, as follows: on August 22, 2006, a grant of 10,068 non-qualified stock options, vesting in equal annual installments over three years, and 13,437 restricted stock units, vesting after seven years, subject to accelerated vesting; and, on September 27, 2006, 5,624 non-qualified stock options, vesting in equal annual installments over three years, and 7,333 restricted stock units, vesting after seven years, subject to accelerated vesting. If, prior to June 1, 2009, Mr. Gaskin is terminated without cause or in the event of his constructive termination, as more specifically set forth in the letter agreement, then Mr. Gaskin will be entitled to: payment over 18 months of his annual base salary; payment ratably over 18 months of an amount equal to his annual cash bonus for the last-completed fiscal year multiplied by 2.25 (unless such termination occurs prior to determination of Mr. Gaskin’s cash bonus for the 2006 fiscal year, in which case, he will be entitled to his cash bonus for the 2005 fiscal year multiplied by 1.5 paid ratably over 18 months); and continued participation in benefits until 18 months after such termination or the date Mr. Gaskin is entitled to receive comparable benefits from subsequent employment. If on or after June 1, 2009, Mr. Gaskin is terminated without cause or in the event of his constructive termination, as more specifically set forth in the letter agreement, then Mr. Gaskin will be entitled to: payment over 18 months of his annual base salary; payment ratably over 18 months of an amount equal to his annual cash bonus for the last-completed fiscal year multiplied by 1.5; and continued participation in benefits until 18 months after such termination or the date Mr. Gaskin is entitled to receive comparable benefits from subsequent employment. If any payment under the letter agreement or any other agreement with the Company results in the imposition of any excise or additional tax on Mr. Gaskin, the Company will make an additional payment to Mr. Gaskin to cover the full cost of such excise or additional tax payment so that Mr. Gaskin is in the same after-tax position had he not been subject to the excise or additional tax.

Raymond P. Torok.   Mr. Torok’s employment agreement with Walter Industries dated July 14, 2004, was assigned to the Company on December 14, 2006 upon the spin-off of the Company by Walter Industries. The employment agreement provides that Mr. Torok will serve as the President and Chief Operating Officer of U.S. Pipe. Under the employment agreement, Mr. Torok receives an annual base salary initially at $300,000 and, as of the date of this statement, $315,000, an annual target bonus of 60% of annual base salary and an annual equity opportunity, a car allowance of $1,500 per month, four weeks vacation each year, and severance of 12 months salary and 12 months bonus (with pro rata bonus for the year of termination and continuation of fringe benefits during the 12-month severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities.

The Company has assumed a change of control agreement with each of Mr. Hyland and Mr. Torok.  Under each Executive Change-in-Control Severance Agreement, if employment is terminated other than for ‘Cause’ (which includes conviction of a felony) within 24 months following a change in control, the executive would be entitled to a lump-sum payment equivalent to base salary and annual incentive bonus (generally calculated as the average of their actual annual incentive bonuses over the preceding three years) for, and continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months. One-fourth of that amount is in consideration for the executive’s entering into a noncompetition agreement. Mr. Hyland’s agreement also provides for the continuation of reimbursement for club memberships and tax planning during that period. The payments would also be due following a voluntary resignation for ‘Good Reason,’ which includes a material change in the executive’s responsibilities or annual base compensation after a change in control. The severance benefits under the agreements also include the immediate vesting of all unvested stock options, restricted stock and/or restricted stock units. The agreements provide for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company. The agreements provide that no executive is entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered thereunder. Messrs. Smith, Fish, and Gaskin do not have change of control agreements with the Company; however, the employment agreements for each of them contemplate severance arrangements in the event of termination without cause as described above.

CERTAIN RELATIONSHIPS AND CERTAIN RELATED TRANSACTIONS

Lehman Brothers Inc., along with Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, acted as representatives and joint book-running managers with regard to the initial public offering of the Company’s Series A common stock. Lehman Brothers Inc. received $3.86 million in fees and reimbursement for all related reasonable disbursements and out-of-pocket expenses, and the arrangement included provisions for the indemnification against a variety of liabilities, including liabilities under the federal securities laws. Mr. Clark, a director of the Company since April 2006, is a Vice Chairman of Lehman Brothers Inc.

FEES PAID TO INDEPENDENT AUDITOR

The following table sets forth the approximate aggregate fees billed to the Company for fiscal year ended September 30, 2006 by PricewaterhouseCoopers LLP (“PWC”), the Company’s independent auditor, for the audit of the Company’s annual financial statements and services rendered by PWC.

	Fiscal Year Ended	Fiscal Year Ended
	September 30, 2006	September 30, 2005
	(in millions)	(in millions)
AUDIT FEES(a)	$2.0	$2.2
AUDIT RELATED FEES(b)	1.5	1.5
TAX FEES(c)	0.2	0.2
ALL OTHER FEES(d)	1.2	0.3
TOTAL FEES	$4.9	$4.2

(a)           For fiscal year 2006, these are fees for professional services performed by PWC for the annual audit and quarterly reviews of our consolidated financial statements.  For fiscal year 2005, these are fees paid by the predecessor-in-interest to the Company (“Predecessor Mueller”) to PWC under contractual arrangements with PWC (“Prior Arrangements”) that were separate and distinct from the current arrangements between PWC and the Company and related to fees for services performed by PWC for (1) the annual audit and quarterly reviews of the consolidated financial statements of Predecessor Mueller, and (2) assistance with comfort letters relating to securities offerings by Predecessor Mueller, and (3) consents filed in Predecessor Mueller’s registration statements.

(b)          For fiscal year 2006, these are fees for assurance and related services performed by PWC that are reasonably related to the performance of the audit or review of our financial statements, but not described in item (a) above; and these are primarily attributable to fees related to assurance services performed for the year-end reporting of Walter Industries, the Company’s former parent, and for preliminary Sarbanes-Oxley compliance work. For fiscal year 2005, these are fees for assurance and related services performed by PWC for Predecessor Mueller under Prior Arrangements that were reasonably related to the performance of the audit or review of Predecessor Mueller’s financial Statements but not described in item (a) for fiscal year 2005, primarily attributable to potential acquisitions and sales that were not completed.

(c)           For fiscal year 2006, these are fees for professional services performed by PWC with respect to tax compliance, tax advice and tax planning, which services primarily include tax review services performed in connection with our federal, state and foreign tax returns and tax advice and assistance regarding statutory, regulatory or administrative developments. For fiscal year 2005, these are fees for professional services performed by PWC for Predecessor Mueller under Prior Arrangements with respect to tax compliance, tax advice and tax planning, which services primarily included tax review services performed in connection with our federal, state and foreign tax returns and tax advice and assistance regarding statutory, regulatory or administrative developments.

(d)          For fiscal year 2006, these are fees for professional services performed by PWC primarily with respect to review of our filings under the securities laws, including in connection with the initial public offering of our Series A common stock in May 2006. For fiscal year 2005, these are fees for professional services performed by PWC for Predecessor Mueller with respect to time spent by PWC audit staff during a third-party review of audit workpapers in connection with the sale process of Predecessor Mueller.

The Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” and “Tax Fees” is compatible with maintaining the auditors’ independence.

All audit and permitted non-audit services to be performed by PWC require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee.

PERFORMANCE GRAPH

The following line graph compares the cumulative stock market performance of the Company’s Series A common stock and the Company’s Series B common stock with the Russell 2000 Stock Index (“Russell 2000”) and the Dow Jones Industrial-Diversified Index (“Dow Jones Industrial-Diversified”).

Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Company’s Common Stock, the Russell 2000 and the Dow Jones Industrial-Diversified on May 25, 2006 and (ii) reinvestment of all dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG MUELLER WATER PRODUCTS,
RUSSELL 2000 INDEX AND DJ BUILDING MATERIALS & FIXTURES

ASSUMES $100 INVESTED ON MAY 26, 2006
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING SEPT. 30, 2006

REPORT OF THE COMPENSATION AND HUMAN RESOURCES
COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Human Resources Committee of the Board (the “Committee”) consists entirely of independent directors and is responsible for reviewing and approving executive compensation philosophy and policies, as well as the application of such policies to the compensation of the Company’s Chief Executive Officer and other executive officers. The Committee is also responsible for the administration of and awards of under the 2006 Stock Incentive Plan (the “2006 Stock Plan”), which provides for grants of the Company’s Series A common stock and derivatives thereof.

General Compensation Policy

The purposes of the Company’s executive compensation program are to: (i) attract, motivate, and retain qualified key executives who are responsible for the success of the Company as a whole; (ii) provide incentives to management to increase stockholder value; (iii) increase the overall performance of the Company, and (iv) increase the performance of individual executives.

Under the June 17, 2005 merger agreement whereby Walter Industries acquired the Company (the “Merger Agreement”), the Company preserved the base salary and bonus levels of its predecessor-in-interest for the first year following the acquisition, or until October 3, 2006. The Company is now in the process of reviewing the compensation philosophies of the Company following the spin-off.

Principal Compensation Elements

The principal elements of the Company’s executive compensation for the year ended September 30, 2006 were base pay, annual cash incentive compensation, and stock-based incentives. To determine guidelines for each of these elements of compensation, the Company has begun to classify specific salary grade levels and corresponding pay ranges for salaried positions in the Company. Such salary ranges generally are benchmarked against external salary survey data, including comparable compensation data for a number of diversified industrial and manufacturing companies. The Committee believes that such surveys provide a reliable standard for measuring the Company’s compensation practices. As part of this benchmarking process, the Committee reviews and evaluates the Company’s executive pay structure with outside compensation consultants to confirm the validity of the executive salary ranges and to conform such structure with competitive market levels for several key positions, including the Chief Executive Officer. The Committee generally aims to set the midpoint of each element of compensation within a salary grade, as well as overall compensation for each salary grade, at approximately the 50th percentile relative to a group of companies deemed by the Committee to be comparable to the Company. In respect of individual executives within a salary grade, the Committee will vary compensation as described in the sections presented  below.

Base Salary

Subject to the restrictions imposed by the Merger Agreement, the Committee has adopted a process of annual review and approval of the base salary of each executive officer. In determining salary adjustments, the Committee considers the responsibilities associated with the position, individual contribution and performance, position within the salary range, retention, experience, Company performance, and applicable external salary survey data.

Executive Bonuses

Subject to the provisions of individual employment agreements described above, the Company’s executive officers are eligible for annual cash bonuses under the Company’s Executive Incentive Plan (the “Incentive Plan”). The Incentive Plan utilizes targets based on objective annual financial and individual goals to determine bonus funding pools for key corporate and subsidiary employees. The financial goals account for 80% of an individual’s potential incentive award. Each plan participant also has specific individual goals, which account for 20% of the potential incentive award. Minimum financial thresholds must be achieved for the portion attributable to individual goals to be payable. The maximum any participant can receive under the Incentive Plan is an amount equal to 200% of the participant’s target bonus. These individual and financial goals are established at the beginning of the plan year. Incentive awards paid to employees of the Company’s operating subsidiaries are based on the performance of the respective subsidiaries and the performance of the Company as a whole, and incentive awards paid to corporate employees are based on the performance of the Company as a whole. Financial goals for corporate officers are based on the net income of the Company and its return on net assets (“RONA”). Financial targets for subsidiary presidents are based on operating income and RONA of their respective subsidiaries, as well as the Company’s net income.

Based on the formula described above for achievement of financial goals and the achievement of individual goals, in November 2006, the Committee approved aggregate cash bonuses for the two eligible executives under the Incentive Plan (other than Messrs. Hyland, Smith, Fish, Torok and Gaskin) of $349,281.

Under their employment agreements and the Incentive Plan, for the 2006 fiscal year, Messrs. Smith, Fish, Gaskin, and Torok were entitled to receive incentive awards in the amounts of $3,095,461, $597,981, $470,037, and $249,199 respectively.  Walter Industries will determine and pay Mr. Hyland’s bonus in February 2007 under the terms of the applicable Walter Industries incentive program and Mr. Hyland’s employment agreement for his service in 2006 to Walter Industries. In addition, upon closing the acquisition of the Company by Walter Industries on October 3, 2005, the Company’s predecessor-in-interest paid Messrs. Smith, Fish, and Gaskin transaction bonuses in the amounts of $3,500,000, $1,000,000, and $750,000, respectively.

Stock-Based Compensation

The Committee believes that equity ownership by management is beneficial in aligning the interests of management and the Company’s stockholders for the purpose of enhancing stockholder value. To this end, in April 2006 the Company adopted the 2006 Stock Plan pursuant to which an initial eight million shares of Series A common stock are subject to grant. To date, restricted stock units for 2,020,706 Series A common shares and options to purchase 895,828 shares of Series A common stock have been granted under the 2006 Stock Plan.

One of the purposes of the 2006 Stock Plan is to provide stock based awards as components of executive compensation to assure external competitiveness of total compensation, encourage equity ownership by key executives, motivate executives to improve long-term stock performance, retain executives and align executives’ interests with the enhancement of stockholder value.

Under the 2006 Stock Plan, grants of awards are made periodically by the Committee based on recommendations of the Chief Executive Officer (with the exception of grants to the Chief Executive Officer) and the advice of the Committee’s outside consultant, taking into consideration the respective responsibilities of each position, external stock-based compensation survey data, and the strategic and operational goals and performance of each participant. Awards to the Chief Executive Officer are determined separately by the Committee and are based upon, among other things, the Committee’s appraisal of the contributions by the Chief Executive Officer to the Company’s long-term performance. The Committee bases the annual equity award on a target projected cash value of the award, using a modified Black-Scholes formula.

On May 25, 2006, following the initial public offering of the Company’s Series A common stock, the Company granted senior executives restricted stock units (RSUs) that vest three years after the grant date.

The exercise prices for all options to purchase Series A common stock granted during the year ended September 30, 2006 were at the market value at the close of trading on the grant date. The exercise price for each options to purchase Walter Industries stock granted during the year ended September 30, 2006 was the market value of the common stock of Walter Industries based on an average of the high and low prices on the date of the grant.

On December 15, 2006, pursuant to the 2006 Stock Plan, the Company granted replacement stock options to purchase Company Series A common stock and replacement restricted stock units for the Company’s Series A common stock to all Company employees whose Walter Industries stock options and restricted stock units were cancelled. The number and exercise price of each replacement stock option grant and the number of replacement restricted stock units were established by the Company to equal the value of the related original Walter Industries grants based on the application of a valuation method intended to create the same value for the employees as existed under the Walter Industries’ grant. The vesting schedule for each replacement stock option grant and each restricted stock unit grant replicated the vesting schedule for the Walter Industries stock options the grant replaced.

The exercise price of options granted, the life of all equity awards, vesting of awards and other terms and conditions of awards granted under the 2006 Stock Plan are determined by the Committee, in its discretion. Options must expire not more than ten years from their date of grant, subject to certain conditions and restrictions as required by law and/or as set forth in the 2006 Stock Plan.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its Chief Executive Officer and four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined in Section 162(m) of the Code. All of the members of the Committee qualify as “outside directors.”  The Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) of the Code so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation. In May, 2006, the Company’s stockholder approved the Incentive Plan.

Compensation of Chairman of the Board and Chief Executive Officer

The compensation of the Chief Executive Officer of the Company consists of the same key elements of compensation as other senior executives. Mr. Gregory Hyland, Chairman of the Board and Chief Executive Officer, joined Walter Industries in September of 2005, and served in the dual role of Chairman and Chief Executive of Walter Industries and the Company from that date through the date of the spin-off of the Company by Walter Industries. In general, annual incentive awards for the Chief Executive Officer are based on achievement of annual financial goals for the Company as a whole as well as achievement of individual performance goals, each as reviewed with the Chief Executive Officer by the Committee and approved in the first quarter of the year. For fiscal year 2006, Mr. Hyland’s employment agreement provides for a target bonus of 100% of his annual base compensation. Because Mr. Hyland served as the Chairman and Chief Executive Officer of both the Company and Walter Industries in 2006, Walter Industries will determine and pay Mr. Hyland’s annual incentive bonus in February 2007 under the terms of the applicable Walter Industries incentive program and Mr. Hyland’s employment agreement for his service in 2006.

On May 25, 2006, upon the initial public offering of the Company’s Series A common stock, the Committee awarded Mr. Hyland 401,155 RSUs. This award was part of a series of grants of RSUs to senior executives upon the initial public offering of the Company’s Series A shares, with award levels being established based upon the respective responsibilities of each position, external stock-based compensation survey data, and the strategic and operational goals and performance of each senior executive. On February 22, 2006, Walter Industries granted Mr. Hyland options to purchase 21,493 shares of Walter Industries common stock and 23,090 RSUs with respect to Walter Industries common stock. This award was made pursuant to his employment agreement and based on the responsibilities of his position and external stock-based compensation survey data.  On December 15, 2006, these options and RSUs for Walter Industries common shares were replaced by grants under the Company’s 2006 Stock Plan for 69,611 non-qualified options to purchase the Company’s Series A common stock and 74,784 RSUs for the Company’s Series A common stock.

Stock Ownership

The Committee believes that senior executives should have a meaningful equity interest in the Company. Mr. Hyland agreed to purchase $150,000 worth of shares of Walter Industries common stock. Messrs. Fish and Gaskin each has agreed to purchase $100,000 worth of shares of the Company’s common stock within twelve months after signing their respective employment agreements on July 31, 2006.  To date, Messrs. Hyland and Fish have fulfilled their obligations, and Mr. Gaskin has purchased approximately $86,500 worth of the Company’s common stock. Mr. Torok’s employment agreement obligated him to purchase $100,000 in Walter Industries common stock and he has fulfilled that obligation.

Summary

The Committee believes that the mix of market-based salaries, significant variable cash incentives for short-term performance and long-term incentives in the form of cash and stock-based awards which provide the potential for equity ownership in the Company represents a balance that will enable the Company to attract and retain key executive talent necessary for long-term growth. The Committee further believes that this program aligns the interests of stockholders and the interests of management, while appropriately meeting the needs of the Company in operating its businesses.

COMPENSATION AND HUMAN RESOURCES
COMMITTEE
DONALD N. BOYCE, Chairman
JERRY W. KOLB
BERNARD G. RETHORE
NEIL A. SPRINGER

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee reports as follows with respect to the audit of the Company’s consolidated financial statements for the year ended September 30, 2006:

The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting, internal controls and audit functions. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent certified public accountants. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”  In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PricewaterhouseCoopers LLP their firm’s independence.

Based on the foregoing discussions with and reports of management and the independent auditors of the Company and the Audit Committee’s review of the representations of management, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
NEIL A. SPRINGER, Chairman
JERRY W. KOLB
JOSEPH B. LEONARD
BERNARD G. RETHORE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors, and persons who beneficially own more than 10% of the Company’s Common Stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to the Reporting Persons were complied with during the fiscal year ended September 30, 2006.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following tables furnish information, as of January 22, 2007, as to: (i) shares of Common Stock beneficially owned by each current director, each nominee for director and each named executive officer of the Company; (ii) shares of Common Stock beneficially owned by all current directors and named executive officers of the Company as a group; and (iii) the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock. Except as indicated below, to the knowledge of the Company, each person indicated in the following tables has sole voting and investment power as to the shares shown.

Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares of Series A Common Stock Beneficially Owned	Percent of Series A Common Stock Outstanding	Number of Shares of Series B Common Stock Beneficially Owned	Percent of Series B Common Stock Outstanding
Donald N. Boyce, Director	10,000	*	3,304	**
Howard L. Clark, Director	0	*	0	**
Gregory E. Hyland, Chairman of the Board, Chief Executive Officer and President	10,000	*	8,262	**
Jerry W. Kolb, Director	4,000	*	1,652	**
Joseph B. Leonard, Director	10,000	*	0	**
Mark J. O’Brien, Director	10,000	*	0	**
Bernard G. Rethore, Director	9,000	*	3,304	**
Neil A. Springer, Director	8,000	*	826	**
Michael Tokarz, Director	10,000	*	0	**
Thomas E. Fish, President, Anvil	6,310	*	0	**
Gaskin, Doyce, Executive Vice President, Mueller Segment	9,198	*	0	**
Smith, Dale B., Chief Operating Officer	105,000	*	0	**
Torok, Raymond P., President, U.S. Pipe	6,500	*	0	**
All current directors and executive officers as a group (18 individuals)	217,309	*	19,735	**

*                    Less than 1% of outstanding Series A common stock.

**             Less than 1% of outstanding Series B common stock.

OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth, as of January  22, 2007 (except where otherwise indicated), information as to those holders (other than officers and directors of the Company) known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company’s Common Stock or any class thereof. This information is based on a review of public filings and the Company has not undertaken to investigate or confirm whether other persons are beneficial owners of more than 5% of the Company’s Common Stock or any class thereof. Except as indicated below, to the knowledge of the Company, each stockholder indicated in the following table has sole voting and investment power as to the shares shown.

Name and Mailing Address	Number of Shares of Series A Common Stock Beneficially Owned	Percent of Series A Common Stock Outstanding	Number of Shares of Series B Common Stock Beneficially Owned	Percent of Series B Common Stock Outstanding
Owl Creek Parties	3,576,400	12.43%
Jeffrey A. Altman(1)
640 Fifth Avenue, 20th Floor
New York, New York 10019
Pirate Capital LLC			4,789,105	5.58%
Thomas R. Hudson(2)
200 Connecticut Avenue, 4th Floor
Norwalk, Connecticut 06854
Steel Partners Entities			6,235,032	7.26%
Warren G. Lichtenstein(3)
590 Madison Avenue, 32nd Floor
New York, New York 10022

(1)          According to the Schedule 13G filed on September 18, 2006 by Owl Creek I, L.P. (“Owl Creek I”), Owl Creek II, L.P. (“Owl Creek II”), Owl Creek Advisors, LLC (“Owl Creek Advisors”), Owl Creek Asset Management, L.P. (“Owl Creek Asset Management”) and Jeffrey A. Altman, individually and as managing member of Owl Creek Advisors, Mr. Altman and the Owl Creek entities specified therein are deemed to be the beneficial owner of 3,576,400 shares of the Company’s Series A common stock  (the “Series A Shares”). Owl Creek Advisors, the general partner of Owl Creek I and Owl Creek II, has the power to direct the affairs of Owl Creek I and Owl Creek II, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the Series A Shares. Owl Creek Asset Management, as the investment manager to Owl Creek Overseas Fund Ltd.,(“Owl Creek Overseas”), Owl Creek Overseas Fund II, Ltd. (“Owl Creek Overseas II”) and Owl Creek Socially Responsible Investment Fund, Ltd. (“Owl Creek SRI”), has the power to direct the investment activities of Owl Creek Overseas, Owl Creek Overseas II and Owl Creek SRI, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the Series A Shares. Mr. Altman is the managing member of Owl Creek Advisors and the managing member of the general partner of Owl Creek Asset Management, and in that capacity directs their operations.

(2)          According to Schedule 13D filed by Pirate Capital LLC (“Pirate Capital”) and Thomas R. Hudson Jr., on December 27, 2006, Thomas R. Hudson is the sole owner and Managing Member of Pirate Capital. Both Thomas R. Hudson and Pirate Capital are deemed to be the beneficial owner of an aggregate of 4,789,105 shares of Series B common stock (the “Shares”), which Shares are owned of record in part, by each of Jolly Roger Fund LP, Jolly Roger Offshore Fund LTD, and Jolly Roger

Activist Portfolio Company LTD. By virtue of its position as general partner of Jolly Roger Fund LP, Pirate Capital has the power to vote or direct the voting, and to dispose or direct the disposition of, all of the 430,956 Shares owned by the Jolly Roger Fund LP. By virtue of agreements with Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD, Pirate Capital has the power to vote or direct the voting, and to dispose or direct the disposition of, all of the 4,358,149 Shares owned by Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD. As sole Managing Member of Pirate Capital, Thomas R. Hudson is deemed to have shared voting power and shared dispositive power with respect to all Shares as to which Pirate Capital has voting or dispositive power.

(3)          According to the Schedule 13D filed on January 5, 2007 by Steel Partners II, L.P. (Steel Partners II”), Steel Partners, L.L.C. (“Partners LLC”) and Warren G. Lichtenstein, Steel Partners II beneficially owned an aggregate of 6,235,032 shares of Series B common stock (the “Shares”). As the general  partner of Steel Partners II, Partners LLC may be deemed to beneficially own the Shares owned by Steel Partners II. As the sole executive officer and managing member of Partners LLC, which in turn is the general partner of Steel Partners II, Mr. Lichtenstein may be deemed to beneficially own the Shares owned by Steel Partners II. Mr. Lichtenstein has sole voting and dispositive  power with  respect  to the Shares owned by Steel Partners II by virtue of his authority to vote and dispose of such Shares. By virtue of his positions with Partners LLC and Steel Partners II, Mr. Lichtenstein  has the sole power to vote and dispose of the Shares,

The above beneficial ownership information is based on information furnished by the specified persons pursuant to Schedules 13D or 13G filed by each of them with the Securities and Exchange Commission. Except for the information detailed in these publicly available schedules currently on file with the Commission, the Company has no credible information that any other persons beneficially own 5% or more of any series of the Company’s Common Stock.

OTHER BUSINESS

The Board and management do not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business which other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals must conform to the Company’s by-laws and the requirements of the Securities and Exchange Commission.

For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the Company, and any such proposed business other than nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must  be delivered to the Corporate Secretary at the principal executive offices of the Company (1200 Abernathy Road, Atlanta, Georgia 30328)  not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the January 26, 2007, the date the Company first mailed its proxy materials for the 2006 Annual Meeting. If the Company’s annual meeting date is changed by more than thirty (30) days from the anniversary date of the 2006 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice. However, if the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder’s notice required shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Company.

Each stockholder’s proposal notice also shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books and records, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Company of his intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

By Order of the Board

ROBERT BARKER
Corporate Secretary
Mueller Water Products, Inc.

Atlanta, Georgia

January 26, 2007

PROXY

MUELLER WATER PRODUCTS, INC.

Series A Common Stock

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of Mueller Water Products, Inc., a Delaware corporation, hereby appoint(s) Michael T. Tokarz, Gregory E. Hyland and Jeffery Sprick, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Mueller Water Products, Inc., to be held March 22, 2007 at 10:00 a.m., at the Four Seasons Hotel, 75 14th Street, N.E., Atlanta, Georgia 30309, and at any adjournment or adjournments thereof, and to vote all shares of Series A Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side:

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box.)

1

ELECTRONIC DELIVERY OF FUTURE
SHAREHOLDER COMMUNICATIONS

1200 Abernathy Road	If you would like to reduce the costs incurred by Mueller
Atlanta, Georgia 30328	Water Products, Inc. in mailing proxy materials, you can
consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the
enclosed postage-paid envelope.

2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MUELLER WATER PRODUCTS, INC.

Vote On Directors

Election of Directors.
To withhold authority to vote, mark
Nominees:		For All	Withhold All	For All Except	“For All Except” and write the nominee’s number on the line below.
(01) D. Boyce	(06) M. O’Brien
(02) H. Clark, Jr.	(07) B. Rethore
(03) G. Hyland	(08) N. Springer
(04) J. Kolb	(09) M. Tokarz	☐	☐	☐
(05) J. Leonard

Please mark, sign, date and return the proxy card promptly using the enclosed envelope. This Proxy must be signed exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

For address changes and/or comments, please check
this box and write them on the back where indicated			☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

3

PROXY

MUELLER WATER PRODUCTS, INC.

Series B Common Stock

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of Mueller Water Products, Inc., a Delaware corporation, hereby appoint(s) Michael T. Tokarz, Gregory E. Hyland and Jeffery Sprick and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Mueller Water Products, Inc., to be held March 22, 2007 at 10:00 a.m., the Four Seasons Hotel, 75 14th Street, N.E., Atlanta, Georgia 30309, and at any adjournment or adjournments thereof, and to vote all shares of Series B Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side:

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box.)

1

ELECTRONIC DELIVERY OF FUTURE
SHAREHOLDER COMMUNICATIONS

1200 Abernathy Road	If you would like to reduce the costs incurred by Mueller
Atlanta, Georgia 30328	Water Products, Inc. in mailing proxy materials, you can
consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the
enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MUELLER WATER PRODUCTS, INC.

Vote On Directors

Election of Directors.
To withhold authority to vote, mark
Nominees:		For All	Withhold All	For All Except	“For All Except” and write the nominee’s number on the line below.
(01) D. Boyce	(06) M. O’Brien
(02) H. Clark, Jr.	(07) B. Rethore
(03) G. Hyland	(08) N. Springer
(04) J. Kolb	(09) M. Tokarz	☐	☐	☐
(05) J. Leonard

Please mark, sign, date and return the proxy card promptly using the enclosed envelope. This Proxy must be signed exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

For address changes and/or comments, please check
this box and write them on the back where indicated			☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date